Exhibit 99.2

Event ID: 1272497
Event Name: Q4 2005 Savient Pharmaceuticals, Inc. Earnings Conference Call
Event Date: 2006-03-30T15:00:00 UTC

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Notes:
Converted From Text Transcript
1272497
2005 Savient Pharmaceuticals, Inc. Earnings Conference Call
March 30, 2006
C: Jack Domeischel; Savient Pharmaceuticals Inc.; VP of IR
C: David Fink; Savient Pharmaceuticals Inc.; Senior Vice President, Commercial Operations
C: Zeb Horowitz; Savient Pharmaceuticals Inc.; Senior Vice President, Chief Medical Officer
C: Christopher Clement; Savient Pharmaceuticals Inc.; President, Chief Executive Officer
P: Kevin DeGeeter; Biotechnology/Specialty Pharma Research Analyst
H.C. Wainwright & Co.
P: Richard Mansouri; Para Partners; Analyst
P: Stephen Dunn; Dawson James; Analyst
P: Joe Mainelli; David J. Green & Company; Analyst

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C: Jack Domeischel;Savient Pharmaceuticals Inc.;VP of IR
C: David Fink;Savient Pharmaceuticals Inc.;Senior Vice President, Commercial Operations
C: Zeb Horowitz;Savient Pharmaceuticals Inc.;Senior Vice President, Chief Medical Officer
C: Christopher Clement;Savient Pharmaceuticals Inc.;President, Chief Executive Officer
P: Kevin DeGeeter;FierceBiotech;Journalist
P: Richard Mansouri;Para Partners;Analyst
P: Stephen Dunn;Dawson James;Analyst
P: Joe Mainelli;David J. Green & Company;Analyst
P: Operator;;

+++ presentation
Operator: Good morning. My name is Elizabeth, and I will be your conference operator today. At this time, I would like to welcome everyone to the Savient Pharmaceuticals 2005 earnings conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Jack Domeischel, Vice President of Investor Relations. Please go ahead sir.

Jack Domeischel: Thank you. Now I'd like to turn the call over to Christopher Clement, President and Chief Executive Officer of Savient.

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Christopher Clement: Good morning, and welcome to the Savient Earnings Conference Call for the year ended December 31, 2005. We have not had a call with you since November 7 2005, so we have a lot to share today.

2005 was an exciting yet a challenging year. Exciting in that we advanced our strategy to become a specialty pharmaceutical company focusing on the developments of our clinical pipeline. And in fact, in 2005 we completed critical clinical programs for both for Prosaptide and Puricase. The Prosaptide Phase II clinical trial was halted early in the year based upon a scheduled interim analysis of the data once a certain patient recruitment level was achieved. This planned analysis while not the outcome that we were looking for, allowed us to save significant dollars and time by stopping the trial at that particular stage.

Puricase, however, completed its Phase II program successfully. We reported on those results. Had a successful end of Phase II meeting with the FDA, prominent presentations at the American College of Rheumatology Meeting in November, and we are now poised to shortly enter our Phase III program. And we'll talk a lot more about Puricase shortly.

Through the sale of our biologics business to Ferring, we considerably strengthened the financial position of the company. Proceeds from the sale provided the necessary resources to support the current clinical program for Puricase. Strengthening our financial position also allowed us to eliminate company debt associated with the biologics business and also lessen the company's reliance on Oxandrin's sales to company operations.

Speaking of Oxandrin, it continued throughout the year without a generic entry and we'll speak more about Oxandrin in a moment.

We received FDA approval of the Rosemont manufacturing site to produce Soltamox, a liquid form of tamoxifen, which represents the first Rosemont product approved for the US market. And we concluded a number of outstanding legal settlements, such as Novo, Mircette and Omrix. However, 2005 was also a difficult year, in that a lot of time, resources and attention were diverted to completing financial restatements. That process is now complete and we are now working hard to file our financial statements on a timely basis going forward.

Our filing of the 2005 year-end 10-K was delayed by 12 days due to getting a late start on the year-end audit process as a result of completing work on the restatement, but also in undertaking a thorough and objective review of our financial controls. The restatements hurt credibility, but we believe we now emerge from that experience as a stronger company. These statements have identified and addressed outstanding financial issues. Financial control issues such as material weaknesses and significant deficiencies have been identified and a remediation plan is being developed within the company with oversight by our audit committee. And we fully expect to demonstrate that many of these outstanding issues will be remediated and cured throughout 2006.

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We have added significant expertise to our financial staff, including a VP of Finance and Controller with 23 years of finance accounting experience, including 15 years in the pharmaceutical industry. We've also added several financial analysts to our finance team. We have a very diligent search underway for a permanent Chief Financial Officer. We've interviewed numerous qualified candidates, and we believe we will have someone on board shortly. Gina Gutzeit, our Interim CFO, will continue in her role until a permanent replacement is hired and then effect an orderly transition.

So let me now comment on specific financial results for the year. Total revenues from continuing operations for the year ended December 31st, 2005 were 87.8 million compared to 96.4 million during the same period a year ago. Net product sales for 2005 decreased by 7.5 million to 86.3 million, attributable mostly to a decline in Oxandrin sales. Rosemont sale increased 13% to 38.3 million compared to 34 million for the same period a year ago.

Net income for the period ended December 31st, 2005 of 6 million were $0.10 per diluted share compared to a net loss of 27.5 million or $0.46 per diluted share for the same period a year ago. Other net income of 14.4 million, reflecting those settlements, primarily on Mircette, Novo and Omrix compared to other net losses of $0.5 million during the same period a year ago.

Savient had cash, cash equivalents and short term investments of $75.4 million at the end of 2005. And as of March 29th, 2006 Savient's cash position has increased to $85 million. G&A expenses, while down from the previous year, were impacted in 2005 by $2.4 million of one-time expenses, all associated with the cost of the restatement. These expenses included auditing fees, consulting, investigative and other costs incurred throughout the end of 2005.

We have and we will continue to evaluate our cost structure to operate as efficiently and effectively as possible, and for 2006, barring any extraordinary expenses and for as long as we have Oxandrin exclusivity, we believe the Company will at least operate in cash flow neutral capacity. In addition, our organization is aligned and focused to fully develop our pipeline candidate Puricase, support Oxandrin commercial activities, and provide financial support and compliance oversight for Sarbanes-Oxley and other public company requirements. In fact, nearly 90% of our staff are focused in these key areas.

In the coming days, we would be filing Form 8-K indicating that our auditor Grant Thornton LLP have resigned and also announcing the appointment of McGladrey & Pullen, LLP as our independent auditor effective immediately. McGladrey & Pullen is the fifth largest independent public accounting firm in the US, the sixth largest worldwide with over 7,000 employees and 100 offices in the US. They have excellent resources related to SEC reporting, technical accounting issues, and Sarbanes-Oxley compliance. McGladrey focuses exclusively on midsized companies like Savient, and lists many life science companies as clients. We look forward to working with McGladrey & Pullen.

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Let me now discuss Oxandrin performance. Oxandrin had a disappointing year, in that sales were down by $9 million due to a drop in prescription demand and drop in customer inventories to below that of 2004 level. The involuntary weight loss market overall also declined in 2005, but Oxandrin declined greater than that of the market. So we have adopted a very targeted approach to manage Oxandrin in the market today. Targeted approach meaning that our salespeople are calling solely on both top users of Oxandrin and the highest writer of involuntary weight loss product. This approach has allowed for a highly focused sales force team of 17 representatives to maintain this business with reduced marketing expense from prior years. Our goal in 2006 is to maintain the business with lower spend levels than prior year.

Our marketing team has also devised novel programs to increase new prescriptions and increase the level of repeat prescriptions. These programs are currently being implemented in the field and the feedback has been extremely positive. In fact, we are encouraged by the December prescriptions for Oxandrin, which shows that they were up 6% while the overall market remained static.

A targeted approach will reduce expenses by over $6 million annually to our reduced need of required sales representative and termination of a co-promotion agreement with Ross Laboratories. This segment will now be managed through a combination of sales coverage with our sales representatives and through other non-personnel promotion.

We also continued to support Oxandrin from a regulatory perspective. As you know, we have two petitions pending with the FDA. The first petition was filed in February 2004 regarding the significant interaction between Oxandrin and Warfarin and the need for Warfarin interaction data in addition to standard bioequivalence trial. In September of 2005, we filed the second petition, seeking clarity from FDA regarding the geriatric labeling exclusivity that the Company received from FDA in June of 2005. This exclusivity was based upon data the Company provided to FDA a number of years ago, resulting in a labeling change for Oxandrin that showed elderly metabolized drugs differently, and therefore, should be started on a lower dose.

Our exclusivity on the geriatric labeling expires in June of 2008. In March 2006, just a couple of weeks ago, FDA acknowledged the second petition stating quote –"they have been unable to reach a decision as the petition raised complex issues requiring expensive review and analysis by agency officials"– end quote. So Oxandrin remains an important aspect, and we will continue to support this product in the most cost efficient manner to maximize product contribution.

Let me now turn to Rosemont. 2005 sales to Rosemont were 38.3 million, a 13% increase over 2004. Market demand in the UK was strong across all market sectors, and the company was able to successfully address the out-of-stock product issue from earlier in the year due to the FDA inspection.

In October of 2005, we received FDA approval of the leased facility to supply the U.S. market for Soltamox, Liquid Tamoxifen. This product would represent the first Rosemont product for the US and we have signed a Letter of Intent with Cytogen, an oncology specialty company and anticipate finalizing this distribution agreement with them shortly. We anticipate a launch of Soltamox in the U.S. by mid-year, but we remind you again, of the terms of the agreement with Cytogen. A $2 million licensing fee upon signing of the agreement and $4 million in sales based milestone payments and ongoing royalty.

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On February 17th of this year, we announced our engagements of Citigroup to explore strategic options for Rosemont. These options could include a spin out of the company or an outright sale of the assets. That process is underway and we expect any transaction would occur and conclude later this year.

We explained the reasons for considering a separation at this time. Consistent with our stated objective to become a specialty pharmaceutical company, separation of the companies allows each firm evolve and grow independent of the other, particularly, since these are very different businesses. They have very different risk and return profiles and there is little synergy between the organizations. Essentially, each company becomes a pure play to then attract investors interested in the respective performance metrics for that particular company.

The market dynamics are now also good to maximize value for Rosemont. And should a transaction be completed, it would also allow the company to undertake a significant buyback of Savient stock and thereby reinvesting in the future Puricase.

Speaking of Puricase, let me now update on the current status planned for Phase III and a commercial update. This reporting of very impressive Phase II results last year and our recent progress with FDA in agreeing to our Phase III clinical program, the Puricase program has become one of the highest priority activities within the company.

Let me remind you that our Phase II data demonstrated the following. As Puricase delivered substantial and sustained drop of elevated plasma uric levels in the majority of treated patients, which is the primary endpoint for approval, the tolerability and safety profile emerging from Phase II fully justifies progression into Phase III.

And finally, anecdotal reports including visual documentation as presented in abstract form at the ACR meeting in November demonstrated resolution and reduction in gout tophi, improved patient functioning and fewer gout flares. We fully expect to formally study these clinical outcomes in our Phase III protocol and if successful would include this data and information into the product labeling.

Now, please let me introduce Dr. Zeb Horowitz, our Chief Medical Officer, who will review with you our clinical plans for Phase III. Afterwards, I will discuss our current stocks from the market and commercialization.

Zeb Horowitz: Good morning and welcome to our conference call. I'd like to read the Safe Harbor statement.

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This conference call contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company's strategy, expected future, financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as anticipate, believe, estimate, expect, intend, plan, will and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words.

In particular, the statements regarding year-end 2005 financial results and outlook, the continued implementation of the Company's strategic plan, the development of the Company's pipeline, the commencement of Phase III clinical trials for Puricase and potential sale or spin-out of Rosemont are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company's business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates.

Such risks and uncertainties include, but are not limited to, the Company's ability to find a buyer for Rosemont Pharmaceuticals and to negotiate and consummate a sale of Rosemont at an attractive price; delay or failure in developing Puricase and other product candidates; difficulties of expanding the Company's product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; the Company's continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company's products; economic, political and other risks associated with foreign operations; risk of maintaining protection for the company's intellectual property, risk of an adverse determination in ongoing or future intellectual property litigations and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industry. The company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on the Company's forward-looking statement.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company's forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements. Thank you.

Now, I would like to turn the call over to Christopher Clement, President and Chief Executive Officer of Savient Pharmaceuticals.

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Christopher Clement: Good morning, and welcome to the Savient's earnings conference call for the year ended December 31, 2005. We've not had a call with you since November 7 of 2005, so we have a lot to share with you today.

2005 was certainly an exciting year, but it was also a very challenging year. It was exciting in that we advanced to our strategy to become a specialty pharmaceutical company focusing on the developments of our clinical pipeline. And in fact, in 2005, we completed critical clinical program – The pre-recorded portion of the Conference Call was interrupted at this point due to technical difficulties and the remainder of the presentation was delivered live.]”

Okay. Hello to everybody on the call. Technology is wonderful. I apologize for that. We had – before we went live here this morning with everybody we did tape the – we did tape this call, and obviously the sequencing got a little wrong here. So I apologize for the problem. But as I was about to say here, I am now going to turn it over to Zeb and he will update you on our Phase III program for Puricase, and then I'll come back and we will talk about the commercial opportunity. So, please, Zeb – Dr. Horowitz?

Zeb Horowitz: Okay. Thank you, Chris. I'd like to take this time to bring you up-to-date on our progress with Puricase clinical development. We are ready to implement our Phase III registration program, beginning with the Investigators Meeting this coming weekend in Phoenix and first patient dosing anticipated in May. We have worked with the FDA in a very high collaborative manner, since the end of the Phase II meeting last July. And we are very nearly at the end of the formal Special Protocol Assessment process or SPA.

At this point we are in full agreement with FDA on the Phase III protocol design, endpoints, methodologies and statistics. There were very minor changes requested by the FDA in our SPA submission, which we addressed the day after we got the FDA response and we submitted on March 17th. So we anticipate finalization of the SPA before May. This timing keeps us on target to complete the Phase III program in 2007, with submission of the NDA planned for late 2007. An FDA action date will then be expected for late 2008 and this timing does provide for a product launch into the orphan gout population in the second half of 2008.

The extensive interaction with the newly formed review division of FDA, which resulted from the merger of CBER and CDER has been tremendously valuable to us both from the perspective of the scientific contents of the Phase III studies, as well as from the perspective of the practical aspects of clinical trial execution. Well, our having an agreement on the SPA is likely to facilitate review of our registration package with lessened uncertainty about the acceptability of our trail design and methods.

Before I talk about the Phase III program in greater detail, let me try to give you a sense of why we are so excited about Puricase. We believe that Puricase may create a different future for gout patient, beyond that possible with conventional treatment. The current paradigm for diagnosis and therapy of gout focuses almost exclusively on the serum uric acid. But the symptoms of gout are really driven by the body stores of uric crystal. Uric crystal deposition occurs as long as the serum uric acid is elevated and may not be symptomatic for many years or even decade. These symptomatic hyperuricemia is not treated today. The diagnosis of gout in a patient means that that patient has hyperuricemia with symptoms. Estimated there are about 3 million to 5 million patients with gout in the USA and of these about 2 million gout patients use Allopurinol. The symptoms of gout include gout flares, gout tophi, gout arthritis, uric acid kidney stones and also intrinsic uric acid kidney disease.

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Patients typically get started on Allopurinol only after their third gout flare, which may occur several years after they initially present with symptoms. And we believe that for many patients currently using Allopurinol gout symptoms persist. Therefore, if we are successful with Puricase Phase III and get NDA approval. beyond the orphan gout population, the aim of the next development phase will be a program designed to obtain an invitation to control gout symptom in the typical gout patient, not just to control serum uric acid. Potentially, all symptomatic gout patients could eventually benefit from Puricase, whether or not the uric acid is already controlled with Allopurinol.

Now, I'd like to turn to the Phase III program to provide you an overview and to direct your attention to some highlights that we view as important for development and for commercialization.

Over the next 18 months, we plan to conduct in parallel two replicate placebo-controlled randomized multi-center, six-month long studies with our CRO Kendall International. Kendall has a track record of success in the conduct of clinical trials for development of biological products in rheumatoid arthritis. So they know how to handle an infusion biologic drug like Puricase. They know how to work with rheumatologists.

The two Phase III studies will be rolled out in three countries, USA, Canada, and Mexico, with approximately 50 of the total 60 sites in the USA. Each study will randomize approximately 100 patients into two treatments arms of 8 milligrams Puricase, administered by intravenous infusion either every two weeks or every four weeks or to a placebo arm. The intravenous infusion will be similar to that of Remicade with which rheumatologists are already familiar. This will be a two-hour 250 ml infusion.

The patient entry criteria for the Phase III program will define our orphan gout indication. And please remember, this is considered an orphan drug not because it'll work only in a small population or because of the safety problems when they get to a small population, but because we decided to start in an orphan population as our first indications due to the very clear unmet medical need. All patients who are eligible for our Phase III studies obviously must have a history of gout. But by self-reported histories, the patient must either have a medical contra-indication to Allopurinol or must have failed to normalize the serum uric acid on a regimen of the maximum medically appropriate dose of Allopurinol taken for at least three months. This criterion really defines the orphan gout pollution.

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Additionally, of course, all patients must be symptomatic. Each of the two studies is powered independently the primary efficacy endpoint, a measure of the normalization of the plasma uric acid at Month 3 and Month 6. A secondary endpoint will be subject to a pooled analysis.

Now, some points to consider about gout flare from the perspective of safety in trial execution. It is expected in the first month of treatment and possibly for the second month, patients receiving Puricase will have gout flares as a result of acutely decreasing the uric acid level. This upsurge in gout flares occurs when initiating any successful uric acid lowering treatment. But beyond the second month, we hope to show a decrease in frequency of gout flare to below the frequency reported before study entry or in some patients the complete elimination of gout flares. This would be an unprecedented achievement, because for other therapeutic approaches to gout the increase frequency of painful flares can last more than a year.

To control the possibility of infusion reactions, we have implemented a simple prophylaxis regimen and we have increased the time and volume of the intravenous infusion. This approach has been successful in minimizing the frequency of infusion reaction for other biological products. If an infusion reaction does occur, investigators will be able to slow the infusion times to four hours and longer as is done for other infused biological. And since the Phase II program did not incorporate a prophylaxis regimen and administered Puricase in a much more concentrated and rapid manner, we expect the Phase III regimen to markedly reduce the rate of infusion reaction close to the rate expected for an infusion of saline placebo or about 8%. That's right, even a saline placebo can cause a real infusion reaction indistinguishable from that caused by an infused biological.

Let me say a few words about immunogenicity. We believe that the 65 patients who participated in our Phase I and Phase II, I.V studies showed no clinical manifestation of allergic reaction. Nevertheless, Puricase is a foreign substance and could generate allergy We will be monitoring closely through for this. With regard to antibodies, we have now submitted antibody data from the Phase II study in abstract form to the EULAR Meeting in Amsterdam, June 2006. While I'm not at liberty to disclose those results in advance of acceptance and publication of the abstract, but I can say that our thinking at this time is that immunogenicity is not likely to be a safety problem in Phase III. If anything, antibodies could be associated with accelerated clearance of drug activity, or possibly formation of neutralizing antibodies over the very long term of treatment as for any other biological. We will have to wait for the Phase III results to really know what we have. There are no shortcuts to understand immunogenicity data.

To sum up, today we are very highly focused on achieving success in our Phase III program for registration of Puricase within the orphan gout indication. Once we have attained that success, we hope to be able to enhance our labeling to new clinical programs reaching out to patients in the broad gout population, who suffer from signs and symptoms of disease progression despite treatment with conventional therapies. Thank you.

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Now, I would like to return the discussion to Chris to cover aspects of Puricase commercialization.

Christopher Clement: Okay. Well, thank you Zeb. And I think you can tell from Zeb's comments how excited he is about the potential clinical importance of this drug in a significant area of unmet medical need.

From a commercial perspective, this is a very interesting market to enter since there has really been no new product approved in almost four years. Allopurinol was the last product approved to treat gout and gout today is becoming much more prevalent and becoming more of an issue around the world because it is a disease, which typically afflicts middle aged and older people as it takes years for the uric acid to build up, but we expect the growth of this market to continue as the population ages.

There are currently approximately 2 million U.S. gout patients on Allopurinol. These are patients who typically have three or more gout flares a year. Many of these patients are not well controlled on Allopurinol and thus we believe there is an opportunity for future growth of Puricase in this patient population. While our target population at launch will be treatment failure patients or those for whom no other therapy works, which is estimated at around 50,000 patients in the U.S., with similar numbers in the EU and Asia, we believe there will be an opportunity to move beyond this orphan population if Puricase demonstrates the clinical benefits such as elimination or reduction in tophi, reduction in gout flare as we observed in our Phase II program.

Many of the patients in the larger population who are on treatments like Allopurinol still have a number of painful gout flares annually. Each flare lasts about a week, the patient is out of work and they are in extreme pain. The pain is often referred to as exquisite pain. So Puricase might be useful in such patients to rid them of their built up body stores of uric acid so their gout flares could be reduced or eliminated and they could be controlled then on conventional treatment. So this is quite a unique opportunity.

So how large can Puricase be? Well currently we are undertaking the research and analysis in this field, since precious little work has been done over the years, but we believe the upside is potentially significant. If Puricase at some point can move into this larger patient population I described earlier, and have that beneficial impact on tophi and demonstrate reduction in gout flare, the value of Puricase could be in the hundreds of million of dollars. Beyond the primary gout indication, we will explore other market segments where high levels of uric acid levels are problematic. This would include areas such as Tumor Lysis Syndrome, organ transplant, renal stones and asymptomatic hyperuricemia. Each of these segments are areas of unmet medical need and would generate incremental value to the Puricase franchise.

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It is our intent to commercialize Puricase in the U.S. with a targeted regulatory filing in late 2007 and an FDA action date and approval in late 2008. We are actively seeking and are in discussions with a number of companies to develop and commercialize this product ex U.S. And from a business development perspective, this is currently the highest priority for that organization. As we announced, our Phase III Investigator Meeting is taking place this coming weekend and we expect patient dosing to begin in May. We are very excited about meeting the significant milestone of kicking off our Phase III program and continuing the development of this important drug.

So in summary, we are pleased that we were able to continue progression of our strategy in 2005, marked primarily by the successful completion of our Puricase Phase II program, and establishing financial security for the company. Oxandrin and Rosemont continued to perform well throughout the year and we are now poised to enter our Phase III program for Puricase. We recognize our credibility has been damaged by the financial restatement and we have taken corrective actions to address those issues and ensure appropriate monitoring and oversight to prevent future occurrence.

In addition, we are improving our capability to communicate more efficiently and effectively with our investors. Our corporate website will be completely redesigned and updated about the company and the status of our products. This new site will be online within a couple of weeks. With the restatements now behind us, the company has been and will continue to be active at key investor meetings throughout the year. We have hired Jack Domeischel to head up our Investor Relations Group. Jack has over 28 years of experience in the pharmaceutical and communications industry and will be the primary investor contact for the company. And also, I'd like to let you know that our Annual Shareholder Meeting is scheduled for May 23 in New York City. Proxy and other relevant information will be provided to you shortly.

So I wish to thank you for your patience throughout the year as we worked our way through our problems. We now believe we are well positioned to realize the goal of establishing Savient as a successful specialty pharmaceutical company. And at this point I'd like to open up the lines to questions. Thank you.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS] Your first question comes from [Kevin DeGeeter.

Kevin DeGeeter: Hello. Good morning, guys.

Zeb Horowitz: Good morning, Kevin, how are you?

Kevin DeGeeter: I'm doing well. Hey one or two housekeeping questions here. Do you have a rough order of magnitude of what impact your de-stocking of inventory had on Oxandrin sales in 2005? And kind of where that inventory level out in the channel kind of stands today?

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Zeb Horowitz: Yes I'm going to have David Fink who is the head of our Commercial Operations, he'll answer the question.

Kevin DeGeeter: Hey, David.

David Fink: Hi, Kevin, how are you?

Kevin DeGeeter: I'm doing well.

David Fink: In terms of Oxandrin, we did have a sell-in at the end of 2004 so we had some high inventories going in. We've worked that inventory down, we're very comfortable with where we're at, we're at 60 days, we think we're at inventory equilibrium and we feel very good going into '06.

Kevin DeGeeter: Okay. And basically you did a buy-down of a couple million dollars last year in inventory? A large order of magnitude? Just ballpark?

David Fink: Well it – good question. Basically we pulled the inventory down by approximately $10 million.

Kevin DeGeeter: Okay. No that's very helpful because it gives me appreciation of what demand was really like for Oxandrin. And a question actually for Zeb here, I know you're limited – somewhat limited in terms of what you can discuss on antibody data because you're kind of boxed up under the restrictions for EULAR. But can you just talk to us a little bit more about what you're seeing and frankly how you will incorporate that into your Phase III protocol and design?

Zeb Horowitz: Right. Well sure, Kevin. Of course this was discussed extensively with the agency and we're in agreement with what we're doing and there are no special concerns about this. In Phase III we're going to be measuring antibody levels against the drug product as well as against the Polyethylene Glycol component. We'll ImmunoGlobe in class so we'll be seeing whether there are antiproduct and anti-PEG antibodies that are IGG, IGM or IGE, of course IGE being associated with allergy. We will also be developing or trying to develop an assay to detect neutralizing antibodies, we will – which are almost always IGG antibodies. We'll be looking at IGM antibodies that are a [multivalence] and could accelerate clearance of the drug product by binding to it and accelerating uptake by macrophages, which is its normal route of elimination from the body. Additionally we will be looking at a measure of circulating immune complexes. At this time we don't have any data that circulating immune complex is discuss, but this is something that we'll be looking for.

In terms of the Phase II data, the abstract does contain information on antidrug product antibodies and ImmunoGlobe in class. We did not have a specific assay for anti-PEG antibodies so we don't have data on that, nor do we have data on immune complexes or IGE. I can tell you that Michael Hershfeld at Duke University, who has published assays that he developed and used in our Phase 1,, I.V and sub-q programs, has been unable to detect any neutralizing antibodies in any of those patients. But I just point out that that single dose – those were single-dose studies. So as we go into Phase III we're going to be looking for everything, but with the expectation that it's going to be fairly clean.

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Kevin DeGeeter: Okay. No actually that's very helpful. And one last question here and then I'll get back in queue, what are you going to need to do here on the manufacturing side for Puricase and in terms of will you be able to use the facility that the lots for Phase III were used? Is that also going to be your commercial facility? Are you going to any bridging work et cetera? And when does that timetable kind of ply together here?

Christopher Clement: Okay Kevin, it's Chris. Yes, we have an agreement in place now with Ferring BTG that they will continue to supply us with not only the Phase III clinical material for Puricase, but also for initial commercial supply. And obviously as you would do on all products, we're going to qualify a secondary site for manufacturing. That process will begin later this year, but at least until – as relative to our Phase III requirements and our initial commercial supplies, we are well suited with the BTG site.

Kevin DeGeeter: Great. Thanks so much. Good quarter, guys.

Christopher Clement: Thank you.

Operator: Your next question comes from Richard Mansouri with Para Partners.

Richard Mansouri: Hi yes good morning, everyone.

Christopher Clement: Hi, Richard.

Richard Mansouri: It's very, very encouraging hearing about the Puricase development, very, very encouraging hearing about the potential sale of Rosemont and the utilization of cash to buy back a significant amount of stock since the investment community still is valuing Puricase at close to zero. So I think on all fronts this is very, very encouraging. My question is, when and if you get out of the blackout period, have you given any thought or do you know if other members of management and/or the Board have given any thought to personally going and buying stock to show your belief in the misevaluation that currently exists in the marketplace.

Christopher Clement: Richard, this is Chris. We have been in a blackout it seems for almost forever, but the last time that we were not in the blackout, all of the senior management team at that particular point in time did buy stock on the open market. And I can't speak for my fellow members here but I can tell you that, when we are out of the financial blackout, that I do plan on buying stock.

Richard Mansouri: That's greatly appreciated to hear. Thanks.

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Operator: Your next question comes from Stephen Dunn with Dawson James.

Stephen Dunn: Good morning, guys, thanks for taking my call.

Christopher Clement: Hi, Stephen.

Stephen Dunn: Three quick questions here, on the Rosemont sale, you quoted later this year as doing the transaction. I was wondering if you could give some guidance as far as what you feel the valuation would be? I understand that's a tricky question, if you have difficulty answering it, if you could give me a value where below which you would absolutely would not do the transaction?

Christopher Clement: Yes, Stephen, as I mentioned, I also said that, when we engaged with Citigroup, we engaged them to look at a range of options, which would include both a spinout and a potential sale, and that process is under way. So a determination has not yet been made on what direction we're going to go in. So at this point it would be far too early for me to speculate if the sale is going to occur and then, if the sale occurs, then what the valuation of that would be. I would tell you though you can look at other activities that have taken place in the marketplace to begin to perhaps give yourself some benchmark around that, but we have not made any determination and the work is ongoing by Citigroup.

Stephen Dunn: Okay. You also – second question, you also said the – a percentage of the proceeds will be devoted to a stock buyback. I was wondering if could give any guidance on what you had in mind as either a percentage of the proceeds or a dollar value, or what kind of amount for the stock buy-back you have in the back of your head?

Christopher Clement: We did mention in the press release that we put out that it would be a substantial stock buy-back and we still plan on doing that should that come to pass. But beyond that, we don't have any specifics at this particular point.

Stephen Dunn: Okay. Last question and I'll jump back, do you have any plans to in-license or acquire any other drug candidates to add to the Puricase franchise?

Christopher Clement: Right now the highest priority within this company is to do everything that we can to ensure that we get our Phase III program up and running and all the other activities so that we can ensure that we meet our timelines and we file by the end of 2007. And as I also mentioned that the highest priority from a business development point of view right now is to find the appropriate partner for Puricase outside of the U.S. So everything right now is – highest priority is really focused on those activities as well as on our commercial function. In terms of licensing and looking at other opportunities, sure, I mean we are going to continue to look at those opportunities, but certainly sequence that after we ensure ourselves that we've done everything that we need to do relative to executing against Puricase right now.

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Stephen Dunn: Great. Thank you very much.

Christopher Clement: Thank you.

Operator: [OPERATOR INSTRUCTIONS] Your next question comes from Joe Mainelli with David J. Green & Company.

Joe Mainelli: Hey, guys, a question on – Chris you mentioned you'd be cash flow neutral in 2006 and I assume this includes both Rosemont and Oxandrin. Assuming you sell or spin off Rosemont, what would the cash burn of the company be like if it just – if you just had Oxandrin and the spending necessary to bring Puricase to market? So I'm looking sort of for a 2007 cash burn number. Should I just assume that it would be in the $15 to $20 million range, which is I guess $16 million for Rosemont EBITDA?

Christopher Clement: Joe, yes you are correct, that that does include both Savient and Rosemont. We have a lot of uncertainty around Oxandrin not knowing –

Joe Mainelli: Right. I'm assuming Oxandrin's sort of stays pat, I can make my own assumptions about what happens when it goes – when a generic company –

Christopher Clement: Yes. And Oxandrin is a key driver so to us that is the important – that is one of the key drivers here. But as long as we have Oxandrin in a – without a generic in the marketplace, we believe that we will be able to operate on a cash flow – at least on a cash flow neutral basis.

Joe Mainelli: So even post-Rosemont split, so if you're just looking at Oxandrin and the spending on Puricase, you think you'll still be cash flow neutral?

Christopher Clement: Yes we believe that's the case.

Joe Mainelli: Okay that's great. And then what's your expectation for Soltamox in terms of the incremental revenues that that could add to Rosemont?

Christopher Clement: Well if you look at Rosemont on a general basis, and this is based upon experience that Rosemont has developed over their 30 years that they've been in the business, and roughly somewhere between 4 to 6% of the value of any product, the patient would prefer to take that drug in an oral liquid form. So as – by way of example, if you had a $100 million product in the market, that the liquid form would generate somewhere between 4 to $6 million of sales. That's kind of a general but a fairly good rule of thumb that Rosemont has used. If you look at the value of the Tamoxifen, all the products in that marketplace today, it's somewhere around $70, $80 million. So you take that 6% we think it'll probably be towards the higher end of that and you get a sense of what – a relative range of what Soltamox is likely to be able to do in the market.

Joe Mainelli: Okay fair enough. Thanks.

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Christopher Clement: Thank you.

Operator: Gentlemen, there are no further questions. Are there any closing remarks?

Christopher Clement: Yes. First of all I'd like to thank everybody for participating this morning. I apologize for the technology glitch – we simply wanted to get our presentation down right. But nevertheless I hope that we did get our message through to you. I appreciate your listening. Certainly 2006 is going to be a very significant year now for Savient as we embark on a critical Phase III program for Puricase and I certainly look forward to sharing with you the progress and the results as we move forward. So once again thanks for participating and I look forward to communicating with you again shortly.

Operator: Thank you for participating in the Savient Pharmaceuticals conference call. You may now disconnect.